EXHIBIT 23.1




                       INDEPENDENT AUDITORS' CONSENT


      We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Red Lion Hotels, Inc. 1995 Equity Participation Plan of our report dated February 24, 1996 on the financial statements of Red Lion Hotels, Inc. as of and for the ten months ended December 31, 1995 and our report dated February 24, 1996 on the financial statements of Red Lion, a California Limited Partnership, for the seven months ended July 31, 1995, appearing on pages 26 and 45, respectively, of the Annual Report on Form 10-K of Red Lion Hotels, Inc. for the year ended December 31, 1995.




DELOITTE & TOUCHE LLP

Portland, Oregon
July 16, 1996